UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2018

The New York Times Company

(Exact name of registrant as specified in its charter)

New York	1-5837	13-1102020
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 Eighth Avenue, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 556-1234

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

(a) On January 30, 2018, a subsidiary of The New York Times Company (collectively, the “Company”) provided notice to an affiliate of W.P. Carey & Co. LLC of the Company’s intention to exercise its option under the Lease Agreement, dated March 6, 2009, by and between the parties (the “Lease”) to repurchase a portion of the Company’s leasehold condominium interest in the Company’s headquarters building located at 620 Eighth Avenue, New York, New York (the “Condo Interest”).

The Lease was part of a transaction in 2009 under which the Company sold and simultaneously leased back approximately 750,000 rentable square feet, comprising the Condo Interest. The sale price for the Condo Interest was approximately $225 million. Under the Lease, the Company has an option exercisable in 2019 to repurchase the Condo Interest for approximately $250 million.

The Company has accounted for the transaction as a financing transaction, and has continued to depreciate the Condo Interest and account for the rental payments as interest expense. The difference between the purchase option price and the net sale proceeds from the transaction is being amortized over the 10-year period of 2009-2019 through interest expense.

The foregoing description is qualified in its entirety by reference to the Agreement of Purchase and Sale and Lease Agreement, as amended, copies of which are filed as Exhibits 10.1 and 10.2 to the Current Report on Form 8-K filed by the Company on March 9, 2009, and Exhibit 10.1 to the Quarterly Report on Form 10-Q filed by the Company on November 4, 2009, and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NEW YORK TIMES COMPANY

Date: January 31, 2018	By:	/s/ Diane Brayton
Diane Brayton Executive Vice President, General Counsel and Secretary